EXHIBIT 4.2(B)

EXECUTION COPY

TRIAD HOSPITALS, INC.,

Issuer

and

CITIBANK, N.A.,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 6, 2004

to

INDENTURE

Dated as of May 6, 2004

7% Senior Notes Due May 15, 2012

-i-

-ii-

FIRST SUPPLEMENTAL INDENTURE dated as of May 6, 2004 between Triad Hospitals, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Citibank, N.A., a national banking association, duly organized and validly existing under the laws of the United States of America, as trustee (the “Trustee”).

WHEREAS, the Company has executed and delivered to the Trustee an Indenture dated as of May 6, 2004 (the “Base Indenture”) providing for the issuance from time to time of one or more series of the Company’s debt securities;

WHEREAS, Section 2.1 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 2.1 and Section 9.1 of the Base Indenture; and

WHEREAS, the Company is entering into this First Supplemental Indenture to establish the form and terms of its 7% Senior Notes due May 15, 2012 (the “Notes”).

NOW, THEREFORE, in consideration of the premises and covenants contained herein, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

Each term used herein which is defined in the Base Indenture has the meaning assigned to such term in the Base Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern. The following terms, as used herein, have the following meanings:

“Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets constituting substantially all the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

“Applicable Redemption Premium” means, with respect to any Note on any redemption date, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess of

(i) the present value at such redemption date of (A) the redemption price of such Note if such note were redeemed on May 15, 2008, plus (B) all required interest payments due on such note through May 15, 2008, computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points, over

(ii) the then-outstanding principal amount of such Note.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition, including, without limitation, by way of merger, consolidation or sale and leaseback transaction (collectively, a “transfer”), directly or indirectly, in one of a series of related transactions, of: (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (c) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties or assets: (i) that is governed by the provisions of Section 5.1 of this First Supplemental Indenture; (ii) between or among the Company and Restricted Subsidiaries in accordance with the terms hereof, (iii) a Hospital Swap; (iv) with an aggregate Fair Market Value of less than $20,000,000 per transaction and not to exceed $100,000,000 in the aggregate in any twelve-month period; (v) long-term leases, in effect on the Issue Date, of Hospitals to another Person; (vi) long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 15% of the Total Assets of the Company at the time any such lease is entered into; (vii) that are obsolete, damaged or worn out equipment or inventory that is no longer useful in the conduct of the Company’s or its Subsidiaries’ business and that is disposed of in the ordinary course of business; (viii) that constitutes a sale or other disposition of accounts receivable in the ordinary course of business (including for purposes of financing) for cash and in an amount at least equal to the Fair Market Value (less any customary discount) of such accounts receivable; or (ix) that is covered by and consummated in compliance with Section 4.1 of this First Supplemental Indenture.

“Attributable Debt” of any Person in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of such Person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest determined in accordance with GAAP.

“Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

“Cash Equivalents” means (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody’s or any successor rating agency; (d) repurchase obligations with a term of not more than 92 days for underlying securities of the types described in clauses (a) and (b) above; (e) demand and time deposits (including sweep accounts) with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (f) investments in funds investing solely in investments of the types described in clauses (a) through (e) above; (g) other investment instruments offered or sponsored by financial institutions having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating of at least A-2 or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); and (h) other money market investments with a weighted average maturity of less than one year in an aggregate amount not to exceed $50.0 million at any one time outstanding.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company; provided that if the ESOP is the “beneficial owner” of more than 35% of the total outstanding Voting Stock of the Company, such event shall not constitute a Change in Control under this clause (a);

(b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and/or (B) cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under, or is otherwise not prohibited by, Section 4.1 and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Section 5.1 of this First Supplemental Indenture.

“Consolidated Adjusted Net Income” means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted to be paid to the Company or one of its Restricted Subsidiaries, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, except to the extent of the amount of cash dividends or other distributions actually paid to the Company or a Restricted Subsidiary not subject to such restriction by such Restricted Subsidiary during such period, (e) for purposes of calculating Consolidated Adjusted Net Income under Section 4.1 any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period, and (f) any net after-tax gain or loss on the acquisition, redemption, retirement or extinguishment of Indebtedness or on the disposition of securities.

“Consolidated Fixed Charge Coverage Ratio” of the Company means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income, in each case, for such period to (b) the sum of (i) Consolidated Interest Expense and (ii) cash dividend payments on Preferred Stock of the Company or any Restricted Subsidiary and non-cash dividends due on Preferred Stock of any Restricted Subsidiary for such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i)

amortization of debt discount, (ii) the net cost (benefit) of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers acceptance financing and similar transactions, and (v) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries during such period, plus (c) the interest of the Company and its Restricted Subsidiaries that was capitalized during such period, plus (d) interest on Indebtedness of another Person that is guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or a Restricted Subsidiary, to the extent such interest is actually paid by the Company or such Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided, further, that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses of the Company and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

“ESOP” means the Company’s Retirement Savings Plan.

“ESOP Loans” means loans to the ESOP by the Company or guarantees by the Company of loans to the ESOP by a third party lender, in either case in connection with the purchase as promptly as practicable of shares of the Company’s common stock by the ESOP.

“Existing 7% Senior Subordinated Notes” means the 7% Senior Subordinated Notes due 2013 of the Company.

“Existing 8-3/4% Senior Notes” means the 8-3/4% Senior Notes due 2009 of the Company.

“Existing 11% Senior Subordinated Notes” means the 11% Senior Subordinated Notes due 2009 of the Company.

“Existing Senior Indenture” means the indenture governing the Existing 8-3/4% Senior Notes.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Company in good faith.

“First Supplemental Indenture” means this First Supplemental Indenture, as amended or supplemented from time to time.

“Hospital” means a hospital, outpatient clinic, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of health care services.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by the Company or a Restricted Subsidiary for one or more hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Related Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by the Company or a Restricted Subsidiary in such transaction. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“Indebtedness” means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money, including overdrafts, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, and excluding, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, except to the extent any drawings thereunder are not reimbursed within three Business Days, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements (other than Currency Agreements and Interest Rate Agreements designed solely to protect the Company or the Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder), (g) all Indebtedness of other Persons secured by a Lien on any asset of such Person, the amount of such obligation being deemed to be the lesser of the value of such asset or the amount of the obligation so secured, (h) all guarantees by such Person of Indebtedness of any other Person, (i) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (j) all Attributable Debt of such Person. For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this First Supplemental Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

“Indenture” means the Base Indenture, as amended from time to time with respect to the Notes, and together with and as supplemented by this First Supplemental Indenture.

“Independent Financial Advisor” means a reputable accounting, appraisal or investment banking firm that, in the reasonable good faith judgment of the Board of Directors of the Company, is qualified to perform the task for which such firm has been engaged and is independent with respect to the Company.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the portion (proportionate to the Company’s or a Restricted Subsidiary’s equity interest in each of their respective subsidiaries) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time. Upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (a) the Company’s (or one of its Subsidiaries’) “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s (or one of its Subsidiaries’) equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. “Investment” shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Securities” mean (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with a rating of A- or higher by S&P, A3 or higher by Moody’s or Class (2) or higher by NAIC or the equivalent of such rating by such rating organization, or, if no rating of S&P, Moody’s or NAIC then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instrument, constituting loans or advances among the Company and its Subsidiaries; and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash or Cash Equivalents pending investment and/or distribution; provided, however, that in the case of clauses (i) and (ii), such securities shall have maturities of three years or less.

“Investment Grade” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Issue Date” means May 6, 2004.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment banks, recording fees, transfer fees and appraiser fees) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where payment of such Indebtedness is secured by or related to the assets or properties which are the subject of such Asset Sale or where such Indebtedness must by its terms, or as required by applicable law, be repaid out of the proceeds of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale, (e) all distributions and other payments required to be made to non-majority interest holders in Subsidiaries or Permitted Joint Ventures as a result of such Asset Sale, and (f) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee.

“Pari Passu Indebtedness” means with respect to the Notes, Indebtedness that ranks pari passu in right of payment to the Notes.

“Permitted Guarantees” means any guarantee by a Restricted Subsidiary of Indebtedness of the Company (i) outstanding on the Issue Date or given with respect to Indebtedness that is guaranteed on the Issue Date (ii) under the Senior Secured Credit Agreement or (iii) under a senior credit facility that is incurred in compliance with Section 4.3 of this First Supplemental Indenture.

“Permitted Indebtedness” means any of the following:

(a) Indebtedness of the Company or any Restricted Subsidiary under the Senior Secured Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $1,500,000,000 under this clause (a);

(b) Indebtedness of the Company pursuant to the Notes issued on the Issue Date;

(c) without duplication, Indebtedness of the Company or any Restricted Subsidiary outstanding on the date hereof (including the Existing 11% Senior Subordinated Notes, the Existing 8-3/4% Senior Notes and the Existing 7% Senior Subordinated Notes);

(d) Indebtedness of the Company owing to any Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (d);

(e) Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary, shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (e);

(f) guarantees by the Company or any Restricted Subsidiary of Indebtedness permitted to be incurred pursuant to the provisions of Section 4.3 of this First Supplemental Indenture;

(g) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business (i) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and (ii) pursuant to Currency Agreements entered into by the Company or any of its Restricted Subsidiaries in respect of its assets or obligations, as the case may be, denominated in a foreign currency;

(h) Indebtedness of the Company or any Restricted Subsidiary in respect of Purchase Money Obligations and Capitalized Lease Obligations of the Company or any Restricted Subsidiary in an aggregate amount which does not exceed $50,000,000 at any one time outstanding;

(i) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets of shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum allowable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries;

(j) Indebtedness of the Company or any Restricted Subsidiary represented by (i) letters of credit for the account of the Company or any Restricted Subsidiary or (ii) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which obligations or other arrangements, as the case may be, are issued in the ordinary course of business, including, without limitation, to provide security for workers’ compensation claims, payment obligations in connection with self-retention or self-insurance, payment obligations in connection with participation in government reimbursement or other programs or other similar requirements;

(k) any renewals, extensions, substitutions, refinancing or replacements (each, for purposes of this paragraph (k), a “refinancing”) of any Indebtedness incurred pursuant to the first paragraph of Section 4.3 of this First Supplemental Indenture or referred to in paragraph (b) or (c) of this definition, including any successive refinancings, so long as (i) any such new indebtedness shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing; (ii) in the case of any refinancing by the Company of Subordinated Indebtedness, such new Indebtedness is made subordinate in right of payment to the Notes at least to the same extent as the Indebtedness being refinanced; (iii) such new Indebtedness has an Average Life no shorter than the Average Life of the Indebtedness being refinanced and final Stated Maturity of principal no earlier than the final Stated Maturity of principal of the Indebtedness being refinanced; and (v) Indebtedness of the Company may only be refinanced with Indebtedness of the Company;

(l) payments to or by the Company to fund the payment of or payment by the Company of dividends, loans, distributions or annual contributions calculated in accordance with the requirements of Section 415 of the Internal Revenue Code to the ESOP in amounts equal to amounts expended by the Company to repurchase shares of its Capital Stock from deceased or retired employees in accordance with the terms of the ESOP as in effect on the date of the Indenture and from employees whose employment with the Company or any of its Subsidiaries has terminated for any reason, in each case contemplated by this paragraph (l) only to the extent mandatorily required by the ESOP as in effect on the date of the Indenture, the Internal Revenue Code or ERISA; and provided, further, that in each such case the Company has deferred making any cash payments in respect of such repurchase obligations to the maximum extent possible under the ESOP as in effect on the date of the Indenture or as modified from time to time to comply with law;

(m) Physician Support Obligations incurred by the Company or any Restricted Subsidiary; and

(n) Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted by the foregoing paragraphs (a) through (m) in an aggregate principal amount not in excess of $100,000,000 at any one time outstanding.

“Permitted Investments” means any of the following:

(a) Investments in Cash Equivalents or Investment Grade Securities;

(b) Investments in the Company or any Restricted Subsidiary;

(c) intercompany Indebtedness to the extent permitted under paragraphs (d) or (e) of the definition of “Permitted Indebtedness”;

(d) Investments in an amount not to exceed in the aggregate $50,000,000 at any one time outstanding;

(e) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(f) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under Section 4.4 of this First Supplemental Indenture;

(g) any Investment in a Person engaged principally in a Related Business prior to such investment if (i) the Company would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the most recently ended four full fiscal quarter period for which consolidated financial statements are available immediately preceding the date of such Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph under Section 4.3 of this First Supplemental Indenture and (ii) the aggregate amount (including cash and the book value of property other than cash, as determined by the Board of Directors of the Company) of all Investments made pursuant to this paragraph (g) by the Company and its Restricted Subsidiaries does not exceed in the aggregate 30% of the Total Assets of the Company at the time the investment is made; provided that Investments of up to $100,000,000 shall be permitted under this paragraph (g) without regard to the requirements of clause (i) of this paragraph (g);

(h) Physician Support Obligations made by the Company or any Restricted Subsidiary;

(i) in the event the Company or a Restricted Subsidiary shall establish a Subsidiary for the purpose of insuring the health care businesses or facilities owned or operated by the Company, any Subsidiary, any Permitted Joint Venture or any physician employed by or on the medical staff of any such business or facility (the “Insurance Subsidiary”), Investments in an amount which do not exceed 125% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), and any Investment by such Insurance Subsidiary which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business and rated in one of the four highest rating categories;

(j) Investments made in connection with Hospital Swaps;

(k) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(l) loans and advances to officers, directors and employees made in the ordinary course of business of less than $25,000,000 in the aggregate at any one time outstanding;

(m) Interest Rate Agreements and Currency Agreements permitted under Section 4.3 of this First Supplemental Indenture;

(n) Investments represented by accounts receivable created or acquired in the ordinary course of business;

(o) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions no less favorable than that being renewed or replaced;

(p) any Investment to the extent that the consideration therefor is Qualified Capital Stock;

(q) shares of Capital Stock or other securities received in settlement of debts owed to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement of a bankruptcy proceeding; or

(r) the ESOP Loans.

“Permitted Joint Venture” means, with respect to any Person, (a) any corporation, association, limited liability company or other business entity (other than a partnership) of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof and 50% or more of the total equity interests are at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (b) any partnership of which 50% or more of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, which in the case of each of clauses (a) and (b) is engaged in a Related Business.

“Permitted Liens” means (a) Liens existing on the Issue Date; (b) Liens securing any Interest Rate Agreements or Currency Agreements of the Company or any Restricted Subsidiary; (c) Liens securing any Indebtedness incurred under paragraph (k) of the definition of “Permitted Indebtedness,” the proceeds of which are used to refinance Indebtedness of the Company or any Restricted Subsidiary; provided that such Liens extend to or cover only the assets currently securing the Indebtedness being refinanced, if any; (d) Liens securing Acquired Indebtedness incurred by the Company and any Restricted Subsidiary and permitted under Section 4.3 of this First Supplemental Indenture; provided that such Liens attach solely to the assets acquired; (e) Liens securing Indebtedness owing to the Company or a Restricted Subsidiary; (f) Liens securing Purchase Money Obligations incurred in accordance with the Indenture; (g) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP; (h) statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if the Company or its Restricted Subsidiaries shall have made such reserves, as required by GAAP; (i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts (other than for Indebtedness), leases, government contracts, performance and return-of-money bonds and other similar obligations; (j) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of the Company or any of its Restricted Subsidiaries; (l) any interest or title of a lessor in assets or Property subject to Capitalized Lease Obligations or an operating lease of the Company or any Restricted Subsidiary; (m) Liens securing the Senior Secured Credit Agreement; or (n) Liens not otherwise permitted by the foregoing clauses (a) through (m) securing any Indebtedness or other obligations; provided that the aggregate principal amount of such Indebtedness and other obligations secured by Liens pursuant to this clause (n) shall not at any one time outstanding exceed 3% of the Total Assets of the Company.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of or income of, a physician or healthcare professional providing service to patients in the service area of a Hospital or other health care facility operated by the Company or any of its Restricted Subsidiaries made or given by the Company or any Subsidiary of the Company (a) in the ordinary course of its business and (b) pursuant to a written agreement having a period not to exceed five years.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“Public Equity Offering” means an offer and sale of common stock (which is Qualified Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Purchase Money Obligations” means any Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition or construction of any property or business (including Indebtedness incurred within 180 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is assumed by the Company or a Subsidiary in connection with the acquisition of assets from such person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualified Equity Offering” means (a) any Public Equity Offering or (b) an offering of Qualified Capital Stock of the Company to non-Affiliates with gross proceeds to the Company in excess of $50,000,000.

“Redeemable Capital Stock” means any class of Capital Stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final Stated Maturity of the Notes or is redeemable at the option of the Holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at the option of the Company).

“Related Business” means a health care business affiliated or associated with a Hospital or any business related or ancillary to the provision of health care services or information or the investment in, or the management, leasing or operation of, a Hospital.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Group, a division of McGraw-Hill, Inc., and its successors.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or assets in connection with the leasing of such property or assets to the seller or transferor.

“Senior Secured Credit Agreement” means the credit agreement dated April 27, 2001 among the Company, the lenders party thereto, Merrill Lynch & Co. and Banc of America Securities LLC as Co-Lead Arrangers, Merrill Lynch & Co. as Syndication Agent and Bank of America, N.A., as Administrative Agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), renewed, substituted, supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity, refinancing, replacing, supplementing, modifying or otherwise restructuring (including increasing the available amount of borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other Person or Persons; provided that any Indebtedness incurred to refinance or replace Indebtedness under the Senior Secured Credit Agreement otherwise constitutes unsubordinated Indebtedness.

“Subordinated Indebtedness” means Indebtedness of the Company that is subordinated in right of payment to the Notes.

“Total Assets” of the Company means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the most recent balance sheet of the Company.

“Treasury Rate” means, at any date of determination, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to May 15, 2008; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (a) any direct or indirect Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any Subsidiary of any Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary, except any nonrecourse guarantee given solely to support the pledge by the Company or a Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary, to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 4.1 of this First Supplemental Indenture. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.3 of this First Supplemental Indenture.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

Section 1.2 Other Definitions.

Term Defined	in Section
“Change in Control Offer”	4.8
“Change in Control Payment”	4.8
“Change in Control Purchase Price”	4.8
“Change in Control Purchase Date”	4.8
“legal defeasance”	8.3
“Event of Default”	6.1
“Excess Proceeds”	4.4
“Excess Proceeds Offer”	4.4
“Excess Proceeds Payment”	4.4
“Excess Proceeds Payment Date”	4.4
“incur”	4.3
“Replacement Assets”	4.4
“Restricted Payments”	4.1
“Surviving Entity”	5.1
“Suspended Covenants”	4.9
“Suspension Period”	4.9

ARTICLE II

THE NOTES

Section 2.1 Title.

Subject to and in accordance with Section 2.3 of the Base Indenture, the Company hereby establishes a series of securities to be issued under the Indenture with the title “7% Senior Notes due May 15, 2012.”

Section 2.2 Aggregate Initial Principal Amount.

Subject to being increased by the Company from time to time as shall be stated in an Officers’ Certificate, the aggregate initial principal amount of the Notes which may be authenticated and delivered pursuant to the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.8, 2.9, 2.11, 3.6 or 9.5 of the Base Indenture and except for Notes which, pursuant to Section 2.4 of the Base Indenture, are deemed never to have been authenticated and delivered) is $600.0 million. The Company may issue additional Notes from time to time hereunder, subject to the provisions of Section 2.4 of the Base Indenture and subject to the limitations set forth in Section 4.3 of this First Supplemental Indenture. All Notes issued on the Issue Date together with any such additional Notes issued under this First Supplemental Indenture will be treated as a single class of securities under the Indenture.

Section 2.3 Form.

The Notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. The Notes shall be initially issued in the form of one or more Global Securities substantially in the form of Exhibit A hereto. The Depositary with respect to the Notes shall be The Depositary Trust Company. Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Section 2.4 Payment on Global Securities.

The Company will make payments in respect of Notes issued in the form of Global Securities (including principal, interest, and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Securities Holder. The Company will make all payments of principal, interest and premium with respect to Notes issued in permanent form by wire transfer of immediately available funds to the accounts specified by the Holders of such Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

ARTICLE III

REDEMPTION

Section 3.1 Selection of Securities to be Redeemed.

The Notes will be subject to Section 3.2 of the Base Indenture, except that Section 3.2 of the Base Indenture shall be supplemented to include the following:

“Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.”

Section 3.2 Optional Redemption.

(a) At any time prior to May 15, 2008, the Company may redeem all or any portion of the Notes under this First Supplemental Indenture at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to the redemption date. On or after May 15, 2008, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15, of the years indicated below (subject to the right of Holders of record on relevant record dates to receive interest due on an interest payment date):

Year	Redemption Price
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

(b) Notwithstanding the provisions of paragraph (a) of this Section 3.2, at any time and from time to time on or prior to May 15, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued hereunder within 60 days of the closing of a Qualified Equity Offering with the net proceeds of such offering at a redemption price of 107.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an interest payment date); provided that, after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes plus 65% of the aggregate principal amount of any Notes issued pursuant to a supplemental indenture remains outstanding (excluding Notes held by the Company and its Subsidiaries).

(c) Other than as specifically provided in this Section 3.2, any purchase pursuant to this Section 3.2 shall be made pursuant to the provisions of Sections 3.1 through 3.6 of the Base Indenture.

Section 3.3 Mandatory Redemption.

Except as set forth in Sections 4.4 and 4.8 of this First Supplemental Indenture, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

ARTICLE IV

ADDITIONAL COVENANTS

The Notes shall be subject to the covenants set forth in Sections 4.1, 4.2 and 4.4 of the Base Indenture and the following additional covenants set forth in this Article IV and shall not be subject to Section 4.3 of the Base Indenture:

Section 4.1 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

(1) declare or pay any dividend on, or make any distribution to direct or indirect holders of, any shares of the Capital Stock of the Company, other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Company or any Affiliate of the Company or any options, warrants or other rights to acquire such shares of Capital Stock other than any Capital Stock owned by the Company or any wholly owned Restricted Subsidiary;

(3) declare or pay any dividend on, or make any distribution to holders of, any shares of Capital Stock of any Restricted Subsidiary, other than to the Company or any of its wholly owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

(4) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Indebtedness of the Company or any Restricted Subsidiary that is subordinate in right of payment to the Notes; or

(5) make any Investment, other than any Permitted Investment, in any Person.

All such payments and other actions described in clauses (1) through (5) (other than any exception thereof) are collectively referred to as “Restricted Payments.”

However, the Company or a Restricted Subsidiary may make a Restricted Payment if, at the time of and immediately after giving effect to, such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing,

(B) the Company would, after giving pro forma effect to such Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to Section 4.3 of this First Supplemental Indenture; and

(C) the aggregate amount of all Restricted Payments (as defined both herein and in the Existing Senior Indenture for purposes of calculating this clause (C), other than any Restricted Payment under the Existing Senior Indenture which would not, pursuant to the terms of the Existing Senior Indenture, be included in the aggregate amount of Restricted Payments), including proposed Restricted Payments, made after the date of the Existing Senior Indenture, shall not exceed the sum of:

(i) 50% of the cumulative Consolidated Adjusted Net Income, or if such cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss, of the Company accrued during the period beginning on the first day of the Company’s first fiscal quarter after the date of the Existing Senior Indenture and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment, plus

(ii) 100% of the aggregate net cash proceeds received after the date of the Existing Senior Indenture by the Company from the issuance or sale, other than to any Restricted Subsidiary, of shares of Qualified Capital Stock of the Company, including upon the exercise of options, warrants or rights, or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus

(iii) the aggregate net cash proceeds received after the date of the Existing Senior Indenture by the Company from the issuance or sale, other than to any Restricted Subsidiary, of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus

(iv) without duplication of any amounts included in clause (C)(i) above, to the extent that any Investment constituting a Restricted Payment that was made after the date of the Existing Senior Indenture is sold or is otherwise liquidated or repaid, an amount equal to the lesser of (1) the cash proceeds with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and (2) the initial amount of such Investment, plus

(v) without duplication, an amount equal to the sum of (1) the net reduction in Investments (other than Permitted Investments) in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (2) the portion, proportionate to the Company’s equity interest in such Subsidiary, of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since January 1, 2001;

provided, however, that the sum of clauses (v)(1) and (2) above shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary;

(b) So long as, with respect to clauses (2), (3), (4), (5), (6) and (8) below, no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provision will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of paragraph (a) above;

(2) the acquisition of any shares of Capital Stock of the Company either: (x) in exchange for shares of Qualified Capital Stock of the Company; or (y) out of the net cash proceeds of a substantially concurrent issuance and sale, other than to a Restricted Subsidiary, of shares of Qualified Capital Stock of the Company;

(3) the acquisition of any Subordinated Indebtedness either: (x) in exchange for shares of Qualified Capital Stock of the Company; or (y) out of the net cash proceeds of a substantially concurrent issuance and sale, other than to a Restricted Subsidiary, of shares of Qualified Capital Stock of the Company;

(4) the purchase of any Subordinated Indebtedness at a purchase price no greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to Section 4.8 of this First Supplemental Indenture; provided that prior to such purchase the Company has made the Change in Control Offer as provided in Section 4.8 of this First Supplemental Indenture with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change in Control Offer;

(5) the purchase of any Subordinated Indebtedness from Net Cash Proceeds to the extent permitted by Section 4.4 of this First Supplemental Indenture; provided, however, that such purchase will be excluded in subsequent calculations in the amount of Restricted Payments;

(6) the acquisition or retirement for value of any Subordinated Indebtedness, other than Redeemable Capital Stock, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence, other than to a Restricted Subsidiary, of, new Subordinated Indebtedness so long as such new Indebtedness is subordinated in right of payment to the Notes to substantially the same or greater extent, taken as a whole, as such Indebtedness so purchased; provided, however, that such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final stated maturity date of principal later than the final stated maturity date of principal of the Notes;

(7) repurchases by the Company of its Capital Stock pursuant to any stockholder’s agreement, management equity subscription plan or agreement, stock option plan or agreement or employee benefit plan of the Company, in an aggregate amount not to exceed $10.0 million in any fiscal year, with any unused amounts in any fiscal year up to $10.0 million being carried over to the next fiscal year;

(8) the redemption, repurchase, acquisition or retirement of equity interests in any Restricted Subsidiary or any Permitted Joint Venture of the Company or of a Restricted Subsidiary; provided that if the Company or any Restricted Subsidiary incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, such Indebtedness is incurred in compliance with Section 4.3 of this First Supplemental Indenture;

(9) dividend payments or distributions to the holders of interests in a Restricted Subsidiary, ratably in accordance with their respective interests or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, or agreements among holders of interests in, such Restricted Subsidiaries; and

(10) additional Restricted Payments pursuant to this clause (10) in an aggregate amount not to exceed $100.0 million at any one time outstanding.

The actions described in clauses (1), (2), (3) and (7), (in the case of the actions described in clauses (2) and (3), solely to the extent of the net cash proceeds used therefor, and, in the case of the actions described in clause (7), to the extent not related to the ESOP), of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under paragraph (a) above. The actions described in all other clauses of this paragraph (b), including, without limitation, clause (7) to the extent related to the ESOP, shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b), but shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph (a).

The amount of all Restricted Payments other than cash shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary, as applicable, whose determination with respect thereto shall be conclusive. If the Company or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements or subsequent changes in the Company’s consolidated results of operations (other than changes resulting from errors made in bad faith) affecting Consolidated Adjusted Net Income of the Company for any period.

Section 4.2 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary. However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which the Company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition, but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture, (iv) encumbrances and restrictions in effect on the Issue Date of the Notes, (v) encumbrances and restrictions pursuant to the Senior Secured Credit Agreement and its related documentation and any other senior credit facility entered into in compliance with Section 4.3 of this First Supplemental Indenture; provided that the encumbrances or restrictions in such other credit facilities are not materially more restrictive than those contained in the Senior Secured Credit Agreement as in effect at the time such encumbrances or restrictions are created, (vi) any encumbrance or restriction contained in contracts for sales of assets permitted by Section 4.4 of this First Supplemental Indenture with respect to the assets to be sold pursuant to such contract, (vii) in the case of clause (d) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the Indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages, (viii) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements entered into in connection with Related Businesses, and (ix) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (iii), (iv), (v), (vii) and (viii); provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive than those contained in such agreement.

Section 4.3 Limitation on Indebtedness.

Other than Permitted Indebtedness, the Company will not, and will not permit any of its Restricted Subsidiaries to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness, including any Acquired Indebtedness. However, if no Default or Event of Default has occurred and is continuing, the Company or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness and additional Indebtedness under the Senior Secured Credit Agreement, if at the time of the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Company would have been at least 2.25 to 1 for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, after giving pro forma effect to (i) the incurrence of such Indebtedness and, if applicable, the application of the net proceeds from the Indebtedness, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period, except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period, and (iii) the acquisition, whether by purchase, merger or otherwise, or disposition, whether by sale, merger or otherwise, of any company, entity or business, including, without limitation, a Hospital, acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period.

For purposes of determining compliance with this Section 4.3, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (n) of the definition of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this Section 4.3 as of the date of incurrence thereof, the Company may, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this Section 4.3.

For purposes of this Section 4.3, (1) accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness, and (2) the payment of dividends on Redeemable Capital Stock in the form of additional shares of the same class of Redeemable Capital Stock will not be deemed an issuance of Redeemable Capital Stock.

Section 4.4 Limitation on Sale of Assets.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold and (ii) at least 75% of such consideration is in the form of cash or Cash Equivalents or Replacement Assets. For purposes of this provision, each of the following shall be deemed to be cash (A) the amount of any liabilities on the Company’s or a Restricted Subsidiary’s balance sheet, other than Subordinated Indebtedness of the Company, that are assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released, and (B) notes, securities or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are converted into cash within 90 days of the related Asset Sale by the Company or the Restricted Subsidiaries to the extent of the cash received in the conversion. Notwithstanding the foregoing, the 75% limitation referred to in clause (ii) will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

(b) Within 12 months after the receipt of any Net Cash Proceeds from an Asset Sale, the Company may use such Net Cash Proceeds to (i) prepay any Indebtedness under the Senior Secured Credit Agreement, other secured Indebtedness or Indebtedness of a Restricted Subsidiary, including a permanent reduction in commitment thereunder; or (ii) invest, or enter into a legally binding agreement to invest, in (A) other properties or assets to replace the properties or assets that were the subject of the Asset Sale, or (B) properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries or a Related Business, or (C) any Related Business or in Capital Stock of a Person operating in a Related Business to the extent not otherwise prohibited by the Indenture. The assets referred to in clauses (A), (B) and (C) constitute “Replacement Assets.” Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce amounts outstanding under the Senior Secured Credit Agreement or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii). The amount of Net Cash Proceeds not used as set forth above in this paragraph (b) constitutes “Excess Proceeds.”

(c) When the aggregate amount of Excess Proceeds exceeds $25,000,000, the Company shall, within 30 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as an integral multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note plus accrued and unpaid interest thereon, if any, to the date of purchase (“Excess Proceeds Payment”). To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for any lawful purposes not prohibited by the Indenture. If the aggregate principal amount of Notes validly tendered and not withdrawn by Holders exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Notwithstanding the foregoing, if the Company is required to commence an Excess Proceeds Offer at any time when the terms of any outstanding securities of the Company ranking pari passu in right of payment with the Notes provide that a similar offer must be made with respect to such other securities, then (1) the Excess Proceeds Offer for the Notes shall be made concurrently with such other offers, and (2) securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Excess Proceeds Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Indebtedness under the Senior Secured Credit Agreement. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

(d) Upon the commencement of an Excess Proceeds Offer, the Company shall send, by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Excess Proceeds Offer. Any Excess Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state: (1) that the Excess Proceeds Offer is being made pursuant to this Section 4.4; (2) the Excess Proceeds Offer amount, the Excess Proceeds Payment and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and no later than 60 days from the date such notice is mailed (the “Excess Proceeds Payment Date”); (3) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest; (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrete or accrue interest after the Excess Proceeds Payment Date; (5) that Holders electing to have a Note purchased pursuant to the Excess Proceeds Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased; (6) that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or the Paying Agent at the address specified in the notice at least three days before the Excess Proceeds Payment Date; (7) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the Excess Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; (8) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Proceeds Offer amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and (9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(e) On the Excess Proceeds Payment Date, the Company shall, to the extent lawful: (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Excess Proceeds Offer; (2) deposit with the Paying Agent an amount equal to the Excess Proceeds Payment in respect of all Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Company shall publicly announce the results of the Excess Proceeds Offer on the Excess Proceeds Payment Date.

(f) The Paying Agent shall promptly mail to each Holder of Notes so tendered the Excess Proceeds Payment for such Notes, and the Trustee shall promptly authenticate pursuant to a Company Order and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. However, if the Excess Proceeds Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

Section 4.5 Limitation on Transactions with Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit to exist any agreement, loan advance, guarantee or other transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary, other than the Company or a Restricted Subsidiary (collectively, “Interested Persons”), unless (i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would have been able to be obtained at such time in a comparable transaction on an arm’s-length basis with third parties that are not Interested Persons, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10,000,000, the Company has delivered an Officers’ Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and such transaction or series of related transactions shall have been approved by the Board of Directors of the Company, including a majority of the Disinterested Directors of the Company, and (iii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $50,000,000, the Company has obtained a written opinion from an Independent Financial Advisor certifying that such transaction or series of related transactions is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this Section 4.5 shall not apply to (1) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or a Restricted Subsidiary entered into in the ordinary course of business, (2) any transactions made in compliance with Section 4.1 of this First Supplemental Indenture, (3) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business of the Company or any Restricted Subsidiary not exceeding $25,000,000 in the aggregate outstanding at any time, (4) transactions with a

Person that is an Affiliate solely because the Company or a Restricted Subsidiary owns Capital Stock in, or controls, such Person, and (5) sales of Qualified Capital Stock to Affiliates of the Company.

Section 4.6 Limitation on Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien securing Pari Passu Indebtedness of the Company or Subordinated Indebtedness of the Company upon or against any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, or any proceeds therefrom, unless the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien (or in the case of any Lien securing Subordinated Indebtedness of the Company, unless the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien); provided, however, that the preceding restrictions will not apply to Permitted Liens.

(b) Any Lien created for the benefit of the Holders pursuant to this Section 4.6 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Section 4.7 Corporate Existence.

Subject to Article V of this First Supplemental Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company.

Section 4.8 Purchase of Notes upon a Change in Control.

If a Change in Control occurs, then each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder’s Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the “Change in Control Purchase Price”) in cash in an amount (“Change in Control Payment”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change in Control Purchase Date”), pursuant to the offer described below (the “Change in Control Offer”) and the other procedures set forth below.

Within 30 days following any Change in Control, the Company shall notify the Trustee thereof and give written notice of such Change in Control to each Holder of Notes by first-class mail, postage prepaid, at the address of such Holder appearing in the security register, describing the transaction or transactions that constitute the Change in Control and stating, among other things: (i) the Change in Control Purchase Price and the Change in Control Purchase Date, which shall be a Business Day no earlier than 30 days nor more than 60 days from the date such notice is mailed, other than as may be required by law; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the Change in Control Purchase Price, any Notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Purchase Date; and (iv) the procedures that a Holder of Notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

On the Change in Control Purchase Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change in Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change in Control Purchase Price in respect of all Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change in Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note will be issued in an original principal amount in denominations of $1,000 or an integral multiple thereof. Prior to complying with the provisions of this Section 4.8, but in any event within 90 days following the Change in Control, the Company will either repay all outstanding Indebtedness under the Senior Secured Credit Agreement or obtain the requisite consents, if any, under all agreements governing

Indebtedness under the Senior Secured Credit Agreement to permit the repurchase of Notes required by this Section 4.8. The Company will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The Change in Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change in Control, the Indenture does not contain provisions that permit the Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding the foregoing, the Company will not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change in Control made by the Company.

In addition, the Company will not be required to make a Change in Control Offer, as provided above, if, in connection with or in contemplation of any Change in Control, a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change in Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer; provided, however, that the terms and conditions of such contemplated Change in Control are described in reasonable detail to the Holders of Notes in the notice delivered in connection with such Alternate Offer.

The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change in Control Payment for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. However, if the Change in Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change in Control Offer.

Section 4.9 Suspended Covenants.

During any period of time (a “Suspension Period”) that (a) the Notes are rated Investment Grade by each of Moody’s and S&P and (b) there shall not have occurred and be continuing a Default or Event of Default under the Indenture, the Company and its Restricted Subsidiaries will not be subject to Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.10 of this First Supplemental Indenture and clause (iii) of the first paragraph of Section 5.1 of this First Supplemental Indenture (collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, one or both of Moody’s and S&P withdraws the rating or downgrades the rating assigned to the Notes so that the Notes cease to have Investment Grade ratings from each of Moody’s and S&P, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms set forth under Section 4.1 of this First Supplemental Indenture as if such covenant had been in effect since the date of the Indenture. Notwithstanding the foregoing, neither (a) the continued existence, after the date of such withdrawal or downgrade, of facts, circumstances, transactions, payments, investments or obligations that were Incurred or otherwise came into existence during a Suspension Period nor (b) the performance thereof, shall constitute a breach of any covenant set forth in the Indenture or cause a Default or Event of Default thereunder.

In the event Moody’s or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company with notice to the Trustee and the foregoing provisions will apply to the rating issued by the replacement rating agency.

Section 4.10 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries.

The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock, other than to the Company or a wholly-owned Restricted Subsidiary, and (b) will not permit any Person, other than the Company or a wholly-owned Restricted Subsidiary, to own any Capital Stock of any Restricted Subsidiary; provided, however, that this Section 4.10 shall not prohibit (i) the issuance or any sale, transfer, lease, conveyance, or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, so long as the Net Cash Proceeds, if any, from such sale, transfer, lease, conveyance or other disposition is applied in accordance with Section 4.4 of this First Supplemental Indenture, (ii) the ownership by other Persons of Qualified Capital Stock issued prior to the time such Restricted Subsidiary became a Subsidiary of the Company that was neither issued in contemplation of such Subsidiary becoming a Subsidiary nor acquired at that time, (iii) the ownership by directors of director qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law, (iv) arrangements existing on the original Issue Date, (v) any issuance, sale or other disposition of Capital Stock, other than Preferred Stock, of a Restricted Subsidiary if, immediately after giving effect thereto, such Restricted Subsidiary would remain a Restricted Subsidiary, or (vi) any issuance, sale or other disposition of Capital Stock of a Restricted Subsidiary if, immediately after giving effect thereto, such Person would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made, and shall be deemed to have been made, under Section 4.1 on the date of such issuance, sale or other disposition.

Section 4.11 Limitation on Guarantees of Indebtedness of the Company by Restricted Subsidiaries.

(a) The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness of the Company (other than Permitted Guarantees) or Subordinated Indebtedness of the Company unless such Restricted Subsidiary promptly thereafter provides an unconditional guarantee of the Company’s payment obligations under the Notes. If the other Indebtedness being guaranteed is pari passu in right of payment with the Notes, then the Restricted Subsidiary’s guarantee of such other Indebtedness shall be pari passu in right of payment with such Restricted Subsidiary’s guarantee of the Notes. If the other Indebtedness being guaranteed is subordinated in right of payment to the Notes, then the Restricted Subsidiary’s guarantee of such other Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s guarantee of the Notes to the same extent as such other Indebtedness is subordinated in right of payment to the Notes.

(b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will automatically and unconditionally be released and discharged upon (i) any sale, exchange or transfer to any Person not a subsidiary of the Company of all of the Capital Stock of such Restricted Subsidiary held directly or indirectly by the Company, or all or substantially all of the assets of such Restricted Subsidiary, which sale, exchange or transfer is otherwise in compliance with the Indenture, or (ii) the release or discharge of such guarantee of payment of such other Indebtedness, or (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

Section 4.12 Further Assurances.

Upon the request of the Trustee or as otherwise required, the Company will execute and deliver such further instruments and undertake such further reasonable action as may be reasonably required to carry out the purposes of the Indenture.

Section 4.13 Reports.

For as long as the Notes are outstanding, the Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file pursuant to Section 13 or 15(d) of the Exchange Act, as applicable. The Company also will be required (i) to deliver to the Trustee copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company’s cost copies of such reports and documents to any prospective Holder of Notes promptly upon written request.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE V

SUCCESSORS

The Notes shall not be subject to Sections 5.1 and 5.2 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 5.1 and 5.2 of this First Supplemental Indenture:

Section 5.1 Consolidation, Merger and Sale of Assets.

The Company will not, in a single transaction or through a series of transactions, (A) consolidate with or merge with or into any other Person, (B) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Person, or (C) permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person, unless (i) either (a) the Company will be the continuing corporation or (b) the Person, if other than the Company, formed by or surviving any such consolidation, merger or to which such sale, assignment, conveyance, transfer, lease or disposition shall have been made (the “Surviving Entity”) (1) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and (2) expressly assumes, by a supplemental indenture in form reasonably satisfactory to the Trustee, the Company’s obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed, (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction, no Default or Event of Default will have occurred and be continuing, and (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation, the Company or the Surviving Entity if the Company is not the continuing obligor under the Indenture, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the provisions of Section 4.3 of this First Supplemental Indenture.

In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 5.2 Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 of this First

Supplemental Indenture, the successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

The Notes shall not be subject to Section 6.1 or Section 6.2 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 6.1 and Section 6.2 of this First Supplemental Indenture:

Section 6.1 Events of Default.

Each of the following is an “Event of Default:”

(a) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of or premium, if any, on any Note at its Maturity, upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise;

(c) default in the performance, or breach, of the provisions described in Section 5.1 of the First Supplemental Indenture, the failure to make or consummate a Change in Control Offer in accordance with the provisions of Section 4.8 of this First Supplemental Indenture or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 4.4 of this First Supplemental Indenture;

(d) default in the performance, or breach, of any covenant or warranty by the Company or any Restricted Subsidiary contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (a), (b) or (c) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e) either (i) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Restricted Subsidiary aggregating $50,000,000 or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of the Company or any Restricted Subsidiary aggregating $50,000,000 or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof;

(f) one or more final, non-appealable judgments or orders shall be rendered against the Company or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $50,000,000 (net of any amounts that are fully covered by insurance) and shall not be discharged or paid and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or

(g) the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) shall admit in writing its inability to pay debts generally; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary in an involuntary case;

(2) appoints a custodian of the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary or for all or substantially all of the property of the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary; or

(3) orders the liquidation of the Company or any Material Subsidiary, or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.2 Acceleration.

If an Event of Default (other than as specified in paragraphs (g) or (h) of Section 6.1 of this First Supplemental Indenture) shall occur and be continuing with respect to the Company, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may, and the Trustee, upon receipt of the written request and indemnity satisfactory to it from such Holders, shall declare the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes immediately due and payable. Upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in paragraph (g) or (h) of Section 6.1 of this First Supplemental Indenture occurs and is continuing with respect to the Company, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

At any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the nonpayment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.3 Applicability of Certain Other Provisions.

The Notes shall be subject to Sections 6.3 through 6.11 of the Base Indenture, except that the reference in Section 6.8 of the Base Indenture to clauses (a) or (b) of Section 6.1 of the Base Indenture shall be changed to clauses (a) or (b) of Section 6.1 of this First Supplemental Indenture.

ARTICLE VII

NO SINKING FUND

Section 7.1 Applicability of Certain Provisions.

The Notes shall not be subject to Article X of the Base Indenture.

ARTICLE VIII

DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1 Applicability of Certain Provisions.

The Notes shall not be subject to Sections 8.2, 8.4 and 8.6 of the Base Indenture and shall be subject to Sections 8.1, 8.3 and 8.5 of the Base Indenture, except that:

(a) the portions of the Indenture from which the Company shall be released upon covenant defeasance pursuant to Section 8.5 of the Base Indenture shall, in addition to Section 4.4 of the Base Indenture, also include Sections 4.1 through 4.14 of this First Supplemental Indenture and clauses (ii) and (iii) of Section 5.1 of this First Supplemental Indenture, and shall not include Article V of the Base Indenture;

(b) Section 8.5 of the Base Indenture shall be supplemented to include the following:

“In addition, upon the Company’s exercise under Section 8.5 of the Base Indenture of the option applicable to Section 8.5 of the Base Indenture, subject to the conditions set forth in Section 8.4 of this First Supplemental Indenture, Sections 6.1(c) through (h) of this First Supplemental Indenture shall not constitute Events of Default.”

Section 8.2 Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.3 Defeasance and Discharge

Upon the Company’s exercise under Section 8.3 of the Base Indenture of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 of this First Supplemental Indenture, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “legal defeasance”). For this purpose, legal defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 of this First Supplemental Indenture and the other Sections of the Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of

Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.4 of this First Supplemental Indenture, and as more fully set forth in such Section 8.4, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.4 through 2.14 and Section 4.2 of the Base Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and the Company’s obligations in connection therewith and (d) this Article VIII and the provisions of Article VIII of the Base Indenture to which the Notes are subject. Subject to compliance with this Article VIII and the provisions of Article VIII of the Base Indenture to which the Notes are subject, the Company may exercise its option under this Section 8.3 notwithstanding the prior exercise of its option under Section 8.5 of the Base Indenture.

Section 8.4 Conditions to Defeasance or Covenant Defeasance

The following shall be the conditions to the application of either Section 8.3 of this First Supplemental Indenture or Section 8.5 of the Base Indenture to the Notes:

(1) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically for the benefit of the Holders of the Notes, money in an amount, or non-callable U.S. Government Obligations or a combination thereof which through the scheduled payment of principal and interest thereon will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

(2) in the case of an election under Section 8.3 of this First Supplemental Indenture, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the final offering memorandum, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of an election under Section 8.5 of the Base Indenture, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an Event of Default under paragraphs (g) and (h) of Section 6.1 of this First Supplemental Indenture is concerned, at any time during the period ending on the 91st day after the date of such deposit;

(5) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture, the Senior Secured Credit Agreement or any other material agreement or instrument to which the Company is a party or by which it is bound;

(6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company; and

(8) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the defeasance or the covenant defeasance, as the case may be, have been complied with.”

Section 8.5 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.2 of this First Supplemental Indenture, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of such Section 8.2, the “Trustee”) pursuant to Section 8.2 of this First Supplemental Indenture in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.2 of this First Supplemental Indenture or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII or Article VIII of the Base Indenture to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Obligations held by it as provided in Section 8.2 of this First Supplemental Indenture which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) of this First Supplemental Indenture), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

Section 8.6 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non- callable U.S. Government Obligations in accordance with Section 8.3 of this First Supplemental Indenture or Section 8.5 of the Base Indenture, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.3 of this First Supplemental Indenture or Section 8.5 of the Base Indenture until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.3 of this First Supplemental Indenture or Section 8.5 of the Base Indenture, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1 Applicability of Certain Provisions.

The Notes shall be subject to Article IX of the Base Indenture, except that Section 9.2 and Sections 9.1(8), (9) and (10) of the Base Indenture shall not apply to the Notes.

Section 9.2 With Consent of Holders of Notes.

Except as provided below in this Section 9.2, the Company and the Trustee may amend or supplement the Indenture (including Sections 4.4 and 4.8 of this First Supplemental Indenture) or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes), and, subject to Sections 6.4 and 6.7 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes). Section 2.10 of the Base Indenture shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.2.

Upon the written request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of any document requested by it pursuant to Section 7.2(b) of the Base Indenture, the Trustee shall join with the Company in the execution of such amended or supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained, unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.4 and 6.7 of the Base Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of the Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.2 may not (with respect to any Notes held by a non-consenting Holder):

(a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof, or premium, if any, or the rate of interest thereon or make any Notes payable in money other than that stated in the Notes, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(b) following the occurrence of an Asset Sale, amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.4 of this First Supplemental Indenture, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the Holders of the Notes affected thereby;

(c) following the occurrence of a Change in Control, amend, change or modify the obligation of the Company to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with Section 4.8 of this First Supplemental Indenture, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the Holders of the Notes affected thereby;

(d) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any supplemental indenture or the consent of whose Holders is required for any waiver of compliance with provisions of the Indenture; or

(e) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby.

ARTICLE X

NO GUARANTEES

Section 10.1 Applicability of Certain Provisions.

The Notes shall not be subject to Article XI of the Base Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Scope of this First Supplemental Indenture.

The changes, modifications and supplements to the Base Indenture effected by this First Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued by the Company under the Base Indenture.

Section 11.2 Ratification of Base Indenture.

The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 11.3 Trustee Not Responsible for Recitals.

The recitals therein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 11.4 Severability.

In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.5 Counterpart Originals; Acceptance by Trustee.

This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The Trustee hereby accepts the trusts in this First Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

Section 11.6. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

TRIAD HOSPITALS, INC.

By:	/s/ James R. Bedenbaugh

Name: James R. Bedenbaugh
Title: Senior Vice President and Treasurer

CITIBANK, N.A., as Trustee

By:	/s/ Wafaa Orfy

Name: Wafaa Orfy
Title: Vice President

EXHIBIT A

(Face of Note)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED, WHETHER IN WHOLE OR IN PART, TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

CUSIP: ISIN:
7% Senior Notes due 2012
No.:		$
Triad Hospitals, Inc.

promises to pay to [ ] or registered assigns, the principal sum of [ ] Dollars on May 15, 2012.

Interest Payment Dates: May 15 and November 15, commencing November 15, 2004.

Record Dates: May 1 and November 1.

Dated:

TRIAD HOSPITALS, INC.

By:

Name:
Title:

This is one of the

Securities referred to in the

within-mentioned Indenture:

CITIBANK N.A., as Trustee

By:

Authorized Officer

(Back of Note)

7% Senior Notes due 2012

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Triad Hospitals, Inc. promises to pay interest on the principal amount of this Note at 7% per annum from May 6, 2004 until maturity. The Company will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 15, 2004. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time to the extent lawful at a rate equal to then applicable interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Citibank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture, dated as of May 6, 2004 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 6, 2004 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the 11 “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption. At any time prior to May 15, 2008, the Company, at its option, may redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to the redemption date. On or after May 15, 2008, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning

2

May 15 of the years indicated below (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date):

Year	Percentage
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

Notwithstanding the foregoing, at any time on or prior to May 15, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture within 60 days of the closing of a Qualified Equity Offerings with the net proceeds of such offering at a redemption price of 107% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date); provided that, after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes plus 65% of the aggregate principal amount of any Notes issued pursuant to a supplemental indenture remains outstanding (excluding Notes held by the Company and its Subsidiaries).

6. Mandatory Redemption. Except as set forth in Sections 4.4 and 4.8 of the First Supplemental Indenture, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7. Repurchase at Option of Holder. (a) If a Change in Control occurs, then each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder’s Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the “Change in Control Purchase Price”) in cash in an amount (“Change in Control Payment”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change in Control Purchase Date”), pursuant to the offer described below (the “Change in Control Offer”) and the other procedures set forth below.

Within 30 days following any Change in Control, the Company shall notify the Trustee thereof and give written notice of such Change in Control to each Holder of Notes by first-class mail, postage prepaid, at the address of such Holder appearing in the security register, describing the transaction or transactions that constitute the Change in Control and stating, among other things, (i) the Change in Control Purchase Price and the Change in Control Purchase Date, which shall be a Business Day no earlier than 30 days nor more than 60 days from the date such notice is mailed, other than as may be required by law; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the Change in Control Purchase Price, any Notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Purchase Date; and (iv) certain procedures that a Holder of Notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

(b) When the aggregate amount of Excess Proceeds from an Asset Sale exceeds $25,000,000, the Company shall, within 30 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as an integral multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note plus accrued and unpaid interest thereon, if any, to the date of purchase (“Excess Proceeds Payment”). To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for any lawful purposes not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes validly tendered and not withdrawn by Holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Notwithstanding the foregoing, if the Company is required to commence an Excess Proceeds Offer at any time when the terms of any outstanding securities of the Company ranking pari passu in right of payment with the Notes provide that a similar offer must be made with respect to such other securities, then the Excess Proceeds Offer for the Notes shall be made

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concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Excess Proceeds Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Indebtedness (as defined in the First Supplemental Indenture) under the Senior Secured Credit Agreement. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

Upon the commencement of an Excess Proceeds Offer, the Company shall send, by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Excess Proceeds Offer. Any Excess Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state: (i) that the Excess Proceeds Offer is being made pursuant to Section 4.4 of the First Supplemental Indenture; (ii) the Excess Proceeds Offer amount, the Excess Proceeds Payment and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and no later than 60 days from the date such notice is mailed (the “Excess Proceeds Payment Date”); (iii) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest; (iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrete or accrue interest after the Excess Proceeds Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Excess Proceeds Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased; (vi) that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book entry transfer, to the Company, a depositary, if appointed by the Company, or the Paying Agent at the address specified in the notice at least three days before the Excess Proceeds Payment Date; (vii) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the Excess Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; (viii) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Proceeds Offer amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and (ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

8. Notice of Optional Redemption. Notice of redemption pursuant to Paragraph 5 of this Note will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Once notice of redemption is mailed, the Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notices of redemption may not be conditional. Notes in denominations larger than $1,000 may be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company or the Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Company or the Registrar is not required to transfer or exchange any Notes for a period of 15 business days before the mailing of a notice of redemption of Notes to be redeemed.

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10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes: (i) to evidence the succession of another Person to the Company or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Company or such obligor in the Indenture and in the Notes in accordance with Article V of the Indenture; (ii) to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the Holders of all of the Notes or to surrender any right or power conferred upon the Company or any other obligor upon the Notes, as applicable, in the Indenture or in the Notes; (iii) to cure any ambiguity, or to correct or supplement any provision in the Indenture or the Notes which may be defective or inconsistent with any other provision in the Indenture or the Notes or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided that, in each case, such provisions shall not adversely affect the interest of the Holders of the Notes; (iv) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (v) to provide that any of the Company’s obligations under the Notes or the Indenture shall be guaranteed and the terms and conditions for the release or substitution for any such guarantee; (vi) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; or (vii) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as additional security for the payment and performance of the Company’s obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to the Indenture or otherwise.

12. Defaults and Remedies. Each of the following is an “Event of Default”: (i) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days; (ii) default in the payment of the principal of, premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise); (iii) default in the performance, or breach, of the provisions described in Section 5.1 of the First Supplemental Indenture, the failure to make or consummate a Change in Control Offer in accordance with the provisions of Section 4.8 of the First Supplemental Indenture or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 4.4 of the First Supplemental Indenture; (iv) default in the performance, or breach, of any covenant or warranty of the Company or any Restricted Subsidiary contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (i), (ii) or (iii) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (v) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness (as defined in the First Supplemental Indenture) of the Company or any Restricted Subsidiary aggregating $50,000,000 or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness (as defined in the First Supplemental Indenture) of the Company or any Restricted Subsidiary aggregating $50,000,000 or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof; (vi) one or more final, nonappealable judgments or orders shall be rendered against the Company or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $50,000,000 (net of any amounts that are fully covered by insurance) and shall not be discharged or paid and there shall have been a period of 60

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consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or (vii) the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary pursuant to or within the meaning of Bankruptcy Law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) shall admit in writing its inability to pay debts generally; or (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary in an involuntary case; (B) appoints a custodian of the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary or for all or substantially all of the property of the Company or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary; or (C) orders the liquidation of the Company or any Material Subsidiary, or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than as specified in clauses (vii) or (viii) above) shall occur and be continuing with respect to the Company, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may, and the Trustee, upon the receipt of written request and indemnity satisfactory to it from such Holders, shall declare the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes immediately due and payable. Upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in paragraphs (vii) or (viii) above occurs and is continuing with respect to the Company, then the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

At any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

13. Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee; however, if it

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acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

14. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. Authentication. This Note shall not be valid or obligatory until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024, Telecopier No.: (214) 473-9432, Attention: Treasurer.

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ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                     to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the Note)

SIGNATURE GUARANTEE

Participant in a Recognized Signature Guarantee Medallion Program

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.4 or Section 4.8 of the First Supplemental Indenture, check the box below:

[ ] Section 4.4	[ ] Section 4.8

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.4 or Section 4.8 of the First Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the Note)

Tax Identification No:

SIGNATURE GUARANTEE

Participant in a Recognized Signature Guarantee Medallion Program

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1

The following exchanges of a part of this Global Note for an interest in another Global Note or for a permanent Note, or exchanges of a part of another Global Note or permanent Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

[1]	This should be included only if the Note is issued in global form.

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